Exhibit 99.1

GREENHUNTER RESOURCES ANNOUNCES

RETIREMENT OF CHIEF FINANCIAL OFFICER DAVID KRUEGER

GRAPEVINE, TEXAS, July 12, 2013—GreenHunter Resources, Inc. (NYSE MKT: GRH and GRH.PRC), a diversified water resource, waste management and environmental services company specializing in the unconventional oil and natural gas shale resource plays, announced today that its current Vice President and Chief Financial Officer, David Krueger, will retire upon the filing of the Company’s Form 10-Q for the 2nd quarter ending June 30, 2013. Mr. Krueger will also assist the Company in effecting a smooth transition to a new CFO.

The Company has begun a search for Mr. Krueger’s successor and has already contracted with an independent consulting firm that specializes in the areas of financial advisory and interim staffing solutions to assist the Company in complying with its financial reporting obligations.

“We want to thank David for his many years of contributions to GreenHunter,” said Jonathan Hoopes, Interim-CEO and President of GreenHunter Resources, Inc. “David has served tirelessly as GreenHunter’s Chief Financial Officer since 2007 and was valuable during the Company’s transition into a water services provider. We want to wish David and his family the best of luck as he moves into this new phase of his life”.

About GreenHunter Water, LLC (a wholly owned subsidiary or GreenHunter Resources, Inc.)

GreenHunter Water, LLC provides Total Water Management Solutions™ in the oilfield. An understanding that there is no single solution to E&P fluids management shapes GreenHunter’s technology-agnostic approach to services. In addition to licensing of and joint ventures with manufacturers of mobile water treatment systems (Frac-Cycle®), GreenHunter Water is expanding capacity of salt water disposal facilities, next-generation modular above-ground storage tanks (MAG Tank™), advanced hauling and fresh water logistics services—including 21st Century tracking technologies (RAMCATTM) that allow Shale producers to optimize the efficiency of their water resource management and planning while complying with emerging regulations and reducing cost.

For a visual animation of the Class II Salt Water Disposal well development and completion technique that is being utilized in GreenHunter Water’s Appalachia, Eagle Ford, Mississippian Lime and Bakken SWD program, navigate to the video by clicking on “Salt Water Disposal Animation” button on the Operations tab at GreenHunterResources.com or click here.

Additional information about GreenHunter Water may be found at www.GreenHunterWater.com

Forward-Looking Statements

Any statements in this press release about future expectations and prospects for GreenHunter Resources and its business and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the substantial capital expenditures required to fund its operations, the ability of the Company to implement its business plan, government regulation and competition. GreenHunter Resources undertakes no obligation to update these forward-looking statements in the future.

# # #

For Further Information Contact:

GreenHunter Resources, Inc.

Jonathan D. Hoopes

Interim CEO, President and COO

1048 Texan Trail

Grapevine, TX 76051

Tel: (972) 410-1044

jhoopes@greenhunterresources.com